UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2005

Weida Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-10366	22-2582847
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

40 University Drive

Newtown, Pennsylvania, 18940

(Address of Principal Executive Offices)

(267) 757-8774

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 13, 2005, Guangzhou Weida Communications Technology Co., Ltd. (“Weida PRC”), an affiliate of Weida Communications, Inc. (the “Company”), failed to repay on its due date a bank loan in the amount of 20,000,000 RMB ($2,426,451 USD) from Guangdong Development Bank (the “Bank”) located in Guangzhou, China. This failure was a default, and the bank subsequently commenced legal action to collect the debt. The debt is secured by certain assets of Weida PRC including inventory and fixed assets, 95% of the common stock of the Weida PRC, the personal guarantees of the owner of the pledged stock, and one of the original founders of the Weida PRC.

Management of Company learned of Weida PRC’s default as well as the legal action by the bank on a recent trip to China, and has reached a non-binding memorandum of understanding with the bank under which the Company would assume direct responsibility for the loan, and the bank would withdraw the collection action and extend the maturity of this loan for a period of twenty four (24) months. Execution of a definitive agreement is to be subject to several conditions, including transfer of the 95% interest in Weida PRC securing the loan to four of the other existing shareholders of Weida PRC.

Item 8.01 Other Events.

Management also learned on the trip referred to above that

•     the trust agreement (Exhibit 10.10 to the Company’s Form 10-K for the period ended June 30, 2004) to create that trust to hold 51% of the stock of Weida PRC as reported in our Form 10-K would not be enforceable under the laws of the Peoples Republic of China,

•     that trust agreement had not been executed, and

•     the trust had not been established

We are working with the shareholders and managers of Weida PRC to revise contractual arrangements with Weida PRC that would provide the benefits contemplated by the trust agreement, but we cannot give any assurance that our efforts will be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WEIDA COMMUNICATIONS, INC. (Registrant)

By:	/s/ Richard Szekelyi
Richard Szekelyi
Chief Financial Officer

Dated: October 28, 2005